                                                     Exhibit 8


                                                     May 1, 1997

CHUBB LIFE INSURANCE COMPANY OF AMERICA

Administrative Procedures For "Flexible Premium Variable Life Insurance" - "Ensemble" and "Ensemble II".

This document sets forth the information called for under Rule 6e-3(T)(b)(12)(iii) under the Investment Company Act of 1940 ("1940 Act"). The Rule provides exemptions from sections 22(d), 22(e), and 27(c)(1) of the 1940 Act, and Rule 22c-1 thereunder, for issuance, transfer and redemption procedures under the Flexible Premium Variable Life Insurance Policy ("Policy") to the extent necessary to comply with other provisions of Rule 6e-3(T), state insurance law or established administrative procedures of Chubb Life Insurance Company of America ("Chubb Life" or the "Company"). To qualify for the exemptions, procedures must be reasonable, fair and not discriminatory and must be disclosed in the registration statement filed by the Separate Account.

Chubb Life believes its procedures meet the requirements of Rule 6e-3(T)(b)(12)(iii), as described below.

                               TABLE OF CONTENTS
                               -----------------

                                                                        Page No.
                                                                        --------

1.  Purchase and Related Transactions.......................................2

    (a) Premium Schedule & Underwriting Standards...........................2

    (b) Application and Initial Premium Processing..........................6

    (c) Reinstatement.......................................................8

    (d) Misstatement of Age or Sex..........................................10

    (e) Exchange of Policy..................................................11

    (f) Policyowner Illustrations...........................................12

2.  Redemption Procedures: Surrender and Related Transactions...............12

    (a) Surrender, Partial Surrender/Withdrawal.............................13

    (b) Changes in Specified Amount.........................................16

    (c) Benefit Claims......................................................19

    (d) Policy Loans........................................................21

    (e) Terminal Illness Accelerated Benefit Rider..........................23

3.  Transfers...............................................................25

    (a) General.............................................................26

    (b) Dollar Cost Averaging...............................................27

4.  Refunds.................................................................28

    (a) Free Look Period....................................................29

    (b) Suicide.............................................................29

    (c) Incontestability....................................................29

5.  Billing and Collection Procedures.......................................30

6.  Change in Division Allocation...........................................32

    (a) General.............................................................32

    (b) Automatic Portfolio Re-Balancing....................................32

7.  Incomplete Allocation Request...........................................33

                         -----------------------------

                                                                        Page No.
                                                                        --------

8.  Telephone Transfers, Loans and Reallocations............................33

9.  Combined Requests.......................................................34

10. Unpaid Checks...........................................................35

11. Notifications...........................................................36

12. Role of Chubb Securities................................................37

13. Role of Chubb Life Policy Issue and Underwriting Department.............38

14. Role of Chubb Life Customer Service Department..........................39

    1. PURCHASE AND RELATED TRANSACTIONS
       ---------------------------------

Chubb Life currently sells a Flexible Premium Variable Life Insurance Policy, "Ensemble II", another Flexible Premium Variable Life Insurance Policy, "Ensemble" is no longer being sold, but there are existing Ensemble policies. Where the provisions of the policies are the same they will be referred to jointly as "Policy" or "Policies". Where the provisions differ, the provisions will be distinguished by reference to "Ensemble" or "Ensemble II".

    (a) Premium Schedule and Underwriting Standards
        -------------------------------------------

Premiums for the Policies will not be the same for all policyowners. Chubb Life may require the policyowner to pay a first premium sufficient to keep the Policy in force for three policy months. Policyowners, with the help of the registered representative, will determine a Planned Periodic Premium payment schedule that provides for a level premium payable at a fixed interval for a specified period of time. Factors considered in setting the Planned Periodic Premium payment schedule and selection of death benefit option include, but are not limited to, the insured's age and risk classification; the policyowner's economic circumstances, including future obligations, retirement and tax sheltering needs; the policyowner's risk tolerance regarding market needs; and the death benefit needs of the beneficiary. Payment of premiums in accordance with this schedule is not, however, mandatory and failure to make payments in accordance with the schedule will not of itself cause the Policy to lapse. Instead, policyowners may make premium payments in any amount, at any frequency, subject only to the minimum premium amount, 1/ and the maximum premium
                                            -
limitations set forth in the Internal Revenue Code (the "Code"). If at any time a premium is paid which would result in total premiums exceeding the current maximum premium limitation, Chubb Life will accept only that portion of the premium which will make total premiums equal such maximum. Any portion of the premium in excess of such maximum will be returned to the policyowner and no further premiums will be accepted until allowed by the then current maximum premium limitations set forth in the Code. The policyowner will be notified when premiums may be paid again.

Also, the Code provides for significant tax consequences if policies are deemed to be modified endowment contracts. Chubb Life's procedures for monitoring whether a policy may become a modified endowment contract are set forth herein. If at any time during the year Chubb Life determines the Technical and Miscellaneous Revenue Act guidelines have been violated and excess premiums have been remitted which would cause the policy to be deemed a modified endowment contract. Chubb Life will give written notice of this fact to the policyowner; this notice will set forth the policyowner's options with respect to the policy. The notice gives the policyowner the right to request a refund of the excess premium, or the right to

1/The minimum premium amount acceptable will be $25.00.
-
request an increase of the policy's face amount; these options would avoid having the policy deemed a modified endowment contract. The policyowner may choose, by returning an enclosed election form, any option. If the policyowner does not return the election form within 60 days, Chubb Life will take no action with respect to the policy and it will become a modified endowment contract. The written notice also includes some general information regarding modified endowment contracts and their tax aspects.

The policy will remain in force so long as the cash value, less any outstanding policy debt, is sufficient to pay certain monthly charges imposed in connection with the Policy. Thus, the amount of a premium, if any, that must be paid to keep the Policy in force depends upon the cash value of the Policy, which in turn depends on such factors as the investment experience and the cost of insurance charge. The cost of insurance rate utilized in computing the cost of insurance charge will not be the same for each insured. The chief reason is that the principle of pooling and distribution of mortality risks is based upon the assumption that each insured incurs an insurance rate commensurate with his or her mortality risk which is actuarially determined based upon factors such as issue age, policy year, sex, rating class, and the Specified Amount of the Policy. For two Policies with the same sex, rating class and attained age, the cost of insurance rate for the Policy with the younger age on its policy date will never exceed, and in some cases will be less than, that for a Policy with an older age on its policy date. Accordingly, while not all insureds will be subject to the same cost of insurance rate, there will be a single "rate" for all insureds in a given actuarial category.

The use of policy year as a factor in defining an actuarial category is appropriate because the recovery of the cost of a policy depends, in part, upon the length of time such policy has been in force. For example, an insured who was younger at issue has maintained his policy in force for a longer period in order to achieve the same attained age as the insured who was older at issue. Thus, part of the cost of the policy which was supported by surplus of the Company has been recovered for the insured who was younger at issue. This allows the Company to reduce the cost of insurance rate below that of the insured whose policy has been in force for a shorter period. For administrative convenience, policy year is not used as an actuarial factor after the tenth policy year.

Current cost of insurance rates will be determined by Chubb Life based upon expectations as to future mortality experience. The cost of insurance rates are guaranteed not to exceed rates based upon the Commissioner's 1958 Standard Ordinary Mortality Table for Ensemble and the Commissioner's 1980 Standard Ordinary Mortality Table for Ensemble II.

The Company currently provides a guaranteed monthly deduction for adjustment qualified Ensemble II added to the accumulation value which is calculated as an annual amount at the beginning of each policy year, beginning with the second policy year, for each month of that policy year during which the adjustment is in effect. The adjustment will apply so long as it meets or exceed a $12 annual threshhold.

The Policies will be offered and sold pursuant to established underwriting standards and in accordance with state insurance laws. State insurance laws prohibit unfair discrimination among insureds but recognize that premiums may be based upon factors such as issue age, policy year, sex, health and occupation. Chubb Life may modify its underwriting requirements, in accordance with company practice in effect when the policy is issued, for policies issued in connection with group arrangements.

    (b) Application and Initial Premium Processing
        ------------------------------------------

Upon receipt of a completed application, Chubb Life will follow certain insurance underwriting (e.g., evaluation of risks) procedures designed to determine whether the applicant is insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided by the proposed applicant before a determination can be made. A Policy will not be issued until the underwriting procedure has been completed.

The insurance coverage will begin on the policy date, unless otherwise required by insurance law or concepts such as "conditional receipt". Ordinarily, if the application is approved and money is received, the policy date will be the later of the date of application or the date of any required medical examination in accordance with Chubb Life's underwriting requirements. If a premium is not paid with the application, the policy date is the issue date. Coverage will begin on the date the premium is received. The policyholder may request that the Policy be backdated for the purposes of saving insurance age or conforming to employment related requirements (e.g. common enrollment date). If the policy date is after the date of the application and any required medical examination, the contestable period starts from the date of the application or required medical examination, whichever is later. If the policy date is before the dates of the application and any required medical examination, the contestable period starts from the policy date.

If the initial premium is received prior to the date Chubb Life either issues the Policy or offers to issue the Policy on a basis other than standard and/or other than as applied for, the net premium less monthly deductions for the period between the policy date and the issue date 2/ will be placed in the
                                                  -
General Account. If this amount is equal to or greater than $500, it will be credited with interest at the rate currently being credited to the General Account for the period between the date the premium is received (or the policy date, whichever is later) and the issue date. In those instances when Chubb Life declines to issue a Policy, the full premium paid, if equal to or greater than $500, will be returned with interest; interest will be credited from the date the premium is received to the date the application is rejected. However, this practice will not apply if the Policy is issued as applied for by the applicant or is issued on a standard basis and delivery of the Policy is not accepted or the "free look" right is exercised.

For Ensemble II, the initial net premium will be placed in the General Account prior to the allocation date. On the allocation date the initial net premium deposited in the General Account, plus interest earned, will be allocated, as directed by the policyowner in the application, among the divisions of the Separate Account and the General Account. Any other premiums received prior to the allocation date will also be deposited in the General Account. The allocation date is 15 days from the day Chubb Life mailed the policy to the agent for delivery to the policyowner.

Under Chubb Life's current rules, the minimum Specified Amount at issue is $25,000. Chubb Life reserves the right to revise its rules from time to time to specify a different minimum Specified Amount at issue.

    (c) Reinstatement
        -------------

2/The issue date is the date Chubb Life either gives the Policy underwriting
-
approval, or offers to issue the Policy on a basis other than standard and/or as applied for.

A policy which terminates under the grace period provision of this contract may be reinstated at any time within five (5) years after the date of termination. The policy year of reinstatement will be measured from the Policy date. The reinstatement must occur prior to the maturity date of the Policy. The following items must be submitted to Chubb Life for each reinstatement:

(1) A written application for reinstatement.

(2) Evidence of insurability sufficient to prove to the Company's satisfaction that the insured is still able to meet the underwriting standards for the "actuarial category" to which the Policy was originally assigned.

(3) A premium large enough, after the deduction of premium expense charges, to cover:

    a. Monthly deductions for at least three policy months following the effective date of reinstatement.

    b.   Any due and unpaid monthly administrative charges.

    c.   Any due and unpaid monthly expense charges.

Upon request for reinstatement, Chubb Life will determine the premium amount needed to reinstate the Policy based on the insured's attained age, sex, policy year, rating class, and the Specified Amount of the Policy.

Chubb Life will notify the policyowner of the premium amount needed to reinstate the Policy. Chubb Life will also require repayment or reinstatement of any policy debt which existed on the date of lapse before a Policy may be reinstated. Upon approval of the reinstatement, the effective date of the reinstated Policy will be the next Month anniversary 3/ following the date Chubb
                                                     -
Life approves the application for reinstatement.

    (d) Misstatement of Age or Sex
        --------------------------

If Chubb Life discovers that the age or sex of the insured has been misstated, the amount payable at death will be the sum of the following:

For Ensemble:

(1) The cash value on the date of death; and

(2) The death benefit less the cash value on the date of death, multiplied by the ratio of:

3/ Monthiversary is defined as the same date in each month as the policy date on
-
which regular monthly processing occurs (i.e., cost of insurance deductions).

             a. The cost of insurance actually deducted at the beginning of the policy month in which death occurs, to

             b. The cost of insurance that should have been deducted at the insured's true age or sex.

For Ensemble II:

(1) The accumulation value on the date of death; and

(2) The death benefit less the accumulation value on the date of death, multiplied by the ratio of:

    a. The cost of insurance actually deducted at the beginning of the policy month in which death occurs, to

    b. The cost of insurance that should have been deducted at the insured's true age or sex.

    (e) Exchange of Policy
        ------------------

Ensemble originally provided that the policyowner, during the first twenty-four
(24) policy months, could, with the approval of any irrevocable beneficiary or assignee, exchange the Ensemble policy without submission of new evidence of insurability for a flexible premium adjustable life insurance policy. Such twenty-four (24) month period has expired for all Ensemble policies.

For Ensemble II, no separate exchange provision is provided. Instead, the policyowner may at any time, while the Policy is in force, transfer all accumulation value to the General Account. This transfer will not incur the normal transfer fee. While 100% of the accumulation value is allocated to the General Account, minimum benefits are fixed and guaranteed.

    (f) Policyowner Illustrations
        -------------------------

It is our intention to utilize field and Home Office microcomputers in preparing illustrations for Flexible Premium Variable Life Insurance.

General Agents and Agents who are licensed with Chubb Life and with Chubb Securities Corporation or other broker-dealers who have entered into a selling agreement with Chubb Securities Corporation will be supplied with diskettes containing approved illustrations for Flexible Premium Variable Life Insurance.

In addition, Chubb LifeAmerica's field offices, Chubb LifeAmerica's Home Office in Concord, New Hampshire and Chubb LifeAmerica's service center in Chattanooga, Tennessee will be supplied such diskettes and will prepare illustrations at the request of duly registered representatives.

    2. "REDEMPTION PROCEDURES": SURRENDER AND RELATED TRANSACTIONS
       -----------------------------------------------------------

Set out below is a summary of the principal Policy provisions and administrative procedures which might be deemed to constitute, either directly or indirectly, a "redemption" transaction. The summary shows that, because of the insurance nature of the Policies, the procedures involved necessarily differ in certain significant respects from the procedures for mutual funds and contractual plans.

    (a) Surrender, Partial Surrender/Withdrawal
        ---------------------------------------

At any time while the Policy is in force, the policyowner may, with the approval of the irrevocable beneficiary or assignee, if any, request surrender or partial surrender/withdrawal of the Policy by sending a written request to Chubb Life. At the time the written request is received, it will be reviewed for completeness. Incomplete requirements will result in returning the items to the policyowner for completion.

The amount payable upon surrender of the Policy is the cash value at the end of valuation period during which the request is received, less any policy debt. The surrender transaction will be processed upon receipt of the completed request, with an effective date of the date received. The check will be mailed to the policyowner within seven (7) days of receipt of the written request.

The policyowner may withdraw part of the Policy's cash value at any time in which the Policy has cash value. For Ensemble this is referred to as a partial surrender, for Ensemble II as a withdrawal. The amount payable upon partial surrender/withdrawal cannot exceed the policy cash value, less any policy debt at the end of the valuation period during which the request is received. The minimum amount that may be withdrawn is $500. If for any reason the withdrawal request would be for an amount less than $500, Chubb Life will furnish the policyowner with a written explanation of why the request cannot be processed within twenty-four (24) hours. A partial surrender/withdrawal charge equal to the lesser of $25 or 2% of the amount of the partial surrender/withdrawal will be deducted from the amount of each partial surrender/withdrawal. A withdrawal from Ensemble II will also invoke imposition of a pro-rata portion of any surrender charge.

The partial surrender/withdrawal transaction will be processed the day following receipt of the request, with an effective date of the date received. A policyowner may allocate a partial surrender/ withdrawal among the General Account and the divisions of the Separate Account. If no such allocation is made, a partial surrender/ withdrawal will be allocated among the General Account and the divisions of the Separate Account in the same proportion that the accumulation value in the General Account, less any policy debt, and the accumulation value in each division bears to the total accumulation value of the Policy, less any policy debt, on the date of the partial surrender/withdrawal. The amount payable for a partial surrender/withdrawal request that would cause the Specified Amount to be reduced to less than $10,000 will be adjusted to the amount that would reduce the Specified Amount to $10,000. In this event, the policyowner will be advised in writing when the check for the partial surrender/withdrawal is sent.

For Ensemble II, a surrender charge will be assessed upon surrender or withdrawal. The surrender charge for the initial Specified Amount is determined by multiplying a surrender factor by the lesser of (1) the premiums actually received in policy year one; or (2) the "Guideline Annual Premium" as defined in the rules and regulations under the 1940 Act. The surrender factor depends on the length of time the policy has been in force, as follows:


                 Policy Year      Surrender Factor
                    1-5                  .30
                     6                   .25
                     7                   .20
                     8                   .15
                     9                   .10
                    10                   .05
                    11 and after           0


An additional surrender charge will be assessed for any increase in the Specified Amount, other than an increase caused by a change from death benefit Option I to death benefit Option II. The additional surrender charge will equal the "Guideline Annual Premium" for the increase multiplied by a surrender factor. The surrender factor depends on the length of time the increase has been in force, as follows:


                  Increase Year        Surrender Factor
                       1-5                   .150
                        6                    .125
                        7                     .10
                        8                    .075
                        9                     .05
                       10                    .025
                       11 and after             0

The surrender charge in effect at any time is the sum of the surrender charge for the initial Specified Amount plus the surrender charge for any increase in the Specified Amount. If the Specified Amount is decreased, the surrender charge will not decrease.

For a withdrawal, the charge will be proportionately the same as for surrenders. The charge will be calculated by dividing (i) by (ii) and multiplying the result by (iii) where:

    (i) is the amount of the cash value withdrawn

    (ii) is the cash value

    (iii) is the amount of the surrender charge on a surrender.


    (b) Changes in Specified Amount
        ---------------------------
A policyowner may, by written request, change the Specified Amount subject to the following conditions:

At any time after the first policy anniversary, the policyowner may, with the approval of the irrevocable beneficiary or assignee, if any, decrease the Specified Amount. At any time after the Policy has been issued, the policyowner may increase the Specified Amount. Any change is subject to the following conditions:

    (1) Any decrease will become effective on the Monthiversary that coincides with or next follows receipt of the request. Any such decrease will be deducted in the following order:

    a.   From the most recent Specified Amount increase, if any;

    b. Successively from the next most recent Specified Amount increase, if any;

    c.   From the Initial Specified Amount.

The minimum decrease in Specified Amount is $10,000 for Ensemble and $25,000 for Ensemble II. No decrease may reduce the Specified Amount to less than $10,000 for Ensemble, $25,000 for Ensemble II.

    (2) Any request for an increase must be applied for on a supplemental application and shall be subject to evidence of insurability satisfactory to Chubb Life; no increases will be allowed over attained age 85. The minimum increase in Specified Amount is $10,000 for Ensemble and $25,000 for Ensemble II.

    (3) Any change approved by Chubb Life will become effective on the date shown in the Supplemental Policy Specifications Page, which generally will be the Monthiversary that coincides with or next follows the day the change is approved, subject to deduction of the first month's cost of insurance from the cash value of Ensemble and from the accumulation value of Ensemble II.

    (4) The policyowner may request in writing to change the death benefit option. If the request is to change from Option I to Option II, the Specified Amount will be decreased by the amount of the cash value for Ensemble, by the accumulation value for Ensemble II. Evidence of insurability satisfactory to Chubb Life will be required on a change from Option I to Option II. If the request is to change from Option II to Option I, the Specified Amount will be increased by the amount of cash value for Ensemble, or by the accumulation value for Ensemble II. The effective date of the change from Option I to Option II shall be the monthly anniversary date that coincides with or next follows the date of underwriter approval. The effective date of the change from Option II to Option I shall be the Monthiversary that coincides with or next follows the day the request for change is received.

    (5) No decrease may reduce the Specified Amount below $10,000 for Ensemble; for Ensemble II no decrease, other than one resulting from a partial withdrawal, may reduce the specified amount below $25,000.

When a request for a Specified Amount reduction is received which would cause the Specified Amount to be less than $10,000 for Ensemble, $25,000 for Ensemble II, the request will be adjusted to the amount that would reduce the Specified Amount to $10,000 for Ensemble, $25,000 for Ensemble II. In this event, the policyowner will be advised in writing as to the reason the requested Specified Amount change cannot be and was not processed as requested.

    (c) Benefit Claims
        --------------

While the Policy remains in force, Chubb Life will usually pay a death benefit to the named beneficiary in accordance with the designated death benefit option within seven (7) days after receipt of due proof of death of the insured. The registered representative may deliver the death benefit payment. If the registered representative intends to deliver the payment, notice will be sent to the named beneficiary informing him or her of the issuance of the check. If the registered representative does not intend to deliver the check, the payment check will be mailed to the named beneficiary. Payment of death benefits may, however, be postponed due to suicide, misrepresentation and under certain other circumstances. 4/ The amount of the death benefit is determined at the end of
               -
the valuation period during which the insured dies. The amount of the death benefit proceeds is guaranteed to be not less than the current Specified Amount of the Policy. These

4/  (A)  The New York Stock Exchange is closed other than customary
-
         weekend and holiday closing.
    (B) The SEC, by order, permits postponement for the protection of the policyowners.
    (C) An emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account net assets.

Proceeds will be reduced by any outstanding policy debt and any due and payable charges. These proceeds will be increased by any additional insurance provided by rider. The death benefit may exceed the current Specified Amount of the Policy. The amount by which the death benefit exceeds the Specified Amount depends upon the death benefit option in effect, the cash value for Ensemble or accumulation value for Ensemble II, and the corridor percentage in effect at the date of death.

For Ensemble, the death benefit under Death Benefit Option I is the greater of the Specified Amount or the cash value on the date of death multiplied by the corridor percentage. Under Death Benefit Option II, the death benefit is equal to the Specified Amount plus the cash value on the date of death subject to the death benefit never being less than the cash value on the date of death multiplied by the corridor percentage.

For Ensemble II, the death benefit under Death Benefit Option I, is the greater of the Specified Amount or the accumulation value on the date of death multiplied by the corridor percentage. Under Death Benefit Option II, the death benefit is equal to the Specified Amount plus the accumulation value on the date of death subject to the death benefit never being less than the accumulation value on the date of death multiplied by the corridor percentage.

The amount of the benefit payable at maturity is the cash value of the Policy on the maturity date. These proceeds will be reduced by any outstanding indebtedness. This benefit will only be paid if the insured is living on the Policy's maturity date. The Policy will mature on the policy anniversary date nearest the insured's 95th birthday, if living, or any other policy anniversary dates mutually agreed upon by Chubb Life and the policyowner. If approved in the applicable state, an Ensemble II policy will contain an Extension of Maturity Date Rider which allows a policyowner to extend the maturity date beyond the maturity date stated in the policy upon written request to the Company and subject to the terms and conditions set forth in the Rider.

Payments of benefits will be made by Chubb Life out of its General Account and assets will be transferred from the divisions of the Separate Account to the General Account.

    (d) Policy Loans
        ------------

The policyowner may, with the approval of the irrevocable beneficiary or assignee, if any, request a policy loan at any time after the first policy anniversary. Generally, the maximum amount which may be borrowed at any time is ninety percent (90%) of the cash value on the date of the loan. Any prior policy debt will be deducted from any advances made on the loan.

Any premium payments received within thirty (30) days of a policy loan will not generally be considered in making the loan as the policyowner's check will not have sufficient time to clear banking channels. However, if the policyowner can provide Chubb Life proof that the check has cleared the bank, the payment will be considered in making the loan.

For Ensemble II, the type of loan which Chubb Life will grant depends upon the amount of unloaned Type A balance available at the time the loan is taken. The unloaned Type A balance is 90% of the cash value, less the threshold, and less the sum of any outstanding Type A loans, as defined below. The threshold is the Guideline Single Premium for the policy at issue as defined in Section 7702 of the Internal Revenue Code of 1986. If the Specified Amount increases, the threshold will be increased to the threshold at issue times the ratio of the largest Specified Amount ever existing on the Policy to the initial Specified Amount. If the Specified Amount decreases, the threshold will not change.

A Type A loan is a policy loan which Chubb Life grants when the unloaned Type A balance before the loan is taken exceeds the loan requested.

A Type B loan is a policy loan which Chubb Life grants when the unloaned Type A balance before the loan is taken is less than or equal to zero.

When the unloaned Type A balance before the loan is taken exceeds zero, but is less than the loan requested, Chubb Life will grant a Type A loan equal to the unloaned Type A balance. The remainder of the requested loan will be a Type B loan. Chubb Life will grant a Type A loan first before a Type B loan. Once a policy loan is granted, it remains a Type A or a Type B until it is repaid. If the interest due on a loan, either Type A or Type B, remains unpaid when due, the interest will become principal. Chubb Life will treat that as though it were a request for a new loan in the principal amount of the unpaid interest; the calculation of which type of loan is available will take place and the unpaid interest will become principal of either a Type A or Type B loan.

The interest charged by Chubb Life on a policy loan depends upon the type of loan. On a Type A loan, Chubb Life will charge an effective interest rate of two
(2) percentage points lower than the effective interest rate charged at the time by Chubb Life for a Type B Loan. On a type B loan, Chubb Life will charge interest at the effective maximum rate of 8%, or at any lower rate established by Chubb Life for any period during which the loan is outstanding.

For Ensemble, there is only one type of loan available. The interest charged by Chubb Life on an Ensemble policy loan is a maximum effective rate of 8%, compounded annually or at any loan rate established by Chubb Life for any period during which the loan is outstanding.

    (e)  Terminal Illness Accelerated Benefit Rider
         ------------------------------------------

This rider provides that a policyowner may request an advance of up to 50% of a policy's eligible death benefit, subject to a $250,000 maximum per insured, if it is medically determined to Chubb Life's satisfaction that the insured is terminally ill and has a life expectancy of six months or less.

When Chubb Life receives a notice of a claim under the rider, the Claims Department sends the policyowner a Claimant's Statement for the policyowner (and the insured if different from the policyowner) to complete. Chubb Life also sends an Attending Physician's Statement to be completed by the physician in order to clarify the insured's medical condition. The Claims Department also sends the policyowner an illustration of the effects that electing to exercise the rider will have on the Policy. The completed Claimant's Statement and Attending Physician's Statement are returned to the Claims Department where a decision is made on whether or not to approve the request for accelerated benefits. All benefits paid pursuant to the rider are paid in a lump sum to the policyowner, or, upon the death of the policyowner, to the estate of the policyowner.

This rider is offered at no additional premium cost. However, if the rider is exercised, an actuarial discount, which reflects the early payment of amounts held under the Policy, will be deducted from the requested portion of the death benefit. The discount will be based on an annual interest rate which has been declared by Chubb Life and the then current cost of insurance rate in effect as of the date the policyowner's notice of claim is received at Chubb Life. The maximum interest rate used will be the greater of the yield on 90 day treasury bills or the maximum statutory adjustable policy loan interest rate in effect upon the date of request.

Chubb Life will also deduct from the requested portion of the death benefit the following:

    (1) a prorated portion of any outstanding policy loans, determined by multiplying the outstanding policy loan times the benefit ratio, where the benefit ratio is the requested portion of the death benefit divided by the death benefit;

    (2)  any premiums which are unpaid within the grace period; and

    (3) an administrative expense charge not to exceed $300, provided such charge shall not exceed the anticipated value of services performed and expenses incurred in administering the rider.

Upon the payment of the accelerated benefit payment, the amount of the death benefit, the Specified Amount, the cash value and the accumulation value are reduced by the same ratio as the requested portion of the death benefit bears to the death benefit Such reduction will be allocated among the General Account and the divisions of Separate Account A on a pro rata basis. Cost of insurance charges are adjusted to reflect the reduction in the death benefit. Future charges under the Policy will depend on whether a Waiver of Premium Disability Rider is in force.

    3. TRANSFERS
       ---------

Set forth below is a summary of the administrative procedures which Chubb Life will utilize in processing transfers between and among the divisions of the Separate Account and the General Account. The summary shows that, due to the insurance nature of the Policies, the procedures involved necessarily differ in certain significant respects from the procedures for mutual funds and contractual plans.

    (a) General
        -------

The Separate Account currently has thirteen (13) divisions. Ensemble policyowners may not allocate premiums to the Money Market Division, the World Growth Stock Fund, the Gold Stock Fund, the Bond Fund and the Domestic Growth Stock Fund. Policyowners may transfer amounts between the General Account and the divisions of the Separate Account and among the divisions of the Separate Account; for Ensemble II, the initial allocation of premium on the allocation date will not be subject to the charges and minimums as other transfers. The total amount transferred each time must be at least $250 unless a lesser amount represents the entire amount in the General Account or in a division of the Separate Account. Chubb Life allows policyowners to authorize transfers in writing or by telephone. In order to make a transfer by telephone, the proper authorization form must be on file with Chubb Life. The Company will process transfers and determine all values in connection with transfers at the end of the valuation period during which the transfer request is received. A transfer charge equal to the lesser of $25 or ten percent (10%) of the amount transferred will be imposed each time amounts are transferred and will be deducted from the amount transferred. The transfer charge is not assessed under Ensemble II if the transfer moves all accumulation value to the General Account. If a policyowner requests a transfer which does not meet the minimum required amount, or cannot be processed for any other reason, Chubb Life will, within 24 hours, provide the policyowner with a written explanation of why the transfer cannot be processed.

Currently a policyowner may make up to 20 transfers per year, with the first twelve being free. There is no limit to the number of transfers which may be made. Should the Company further limit the timing or number of transfers at some future date, the policyowner will be notified of such change.


    (b) Dollar Cost Averaging
        ---------------------


The Company offers Ensemble II policyowners a feature called Dollar Cost Averaging. In order to elect this feature, the policyowner must complete the applicable authorization form. Under this feature a policyowner deposits an amount, currently subject to a minimum of $3,000, in the Money Market Division of the Separate Account or in the General Account and elects to have a specified dollar amount (the "Periodic Transfer Amount") automatically transferred to one or more of the divisions on a monthly, quarterly or semi-annual basis. The policyowner is therefore able to systematically invest in the divisions at various prices which may be higher or lower than the price a policyowner would pay when investing the entire amount at one time and at one price. Each Periodic Transfer Amount must currently be at least $250. In addition, a minimum of 5% of the Periodic Transfer Amount must be transferred to any specified division. These minimums are subject to change at the Company's discretion. If a transfer pursuant to this feature would reduce accumulation value in the Money market Division or the General Account to less than the Periodic Transfer Amount, the Company has the right to include this remaining accumulation value in the amount transferred. Automatic transfers pursuant to this feature will continue until the amount designated for Dollar Cost Averaging has been transferred, or until the policyowner gives notification of a change in allocation or cancellation or the feature. This feature is currently available at no charge to policyowners, although the Company reserves the right to assess a charge, no greater than cost and with 30 days advance notice to policyowners.

A policyowner may not elect to have Dollar Cost Averaging and Automatic Porfolio Re-Balancing at the same time. Transfers pursuant to the Dollar Cost Averaging feature will occur on a Policy's monthly anniversary date in the month in which the transaction is to take place or the next succeeding business day if the monthly anniversary date falls on a holiday or a weekend. Transfers under this feature do not count towards the twelve free transfers or the twenty total transfers currently allowed per year. The Company has the right to modify the terms and conditions of the Dollar Cost Averaging feature upon 30 days advance notice to policyowners.


    4.   REFUNDS
         -------


         (a) Free Look Period
             ----------------


The policyowner, with the approval of the irrevocable beneficiary or assignee, if any, may cancel the Policy within ten (10) days after receiving it, within 45 days of the date of the execution of the application for insurance, or within 10 days after receipt by mail or personal delivery of a Notice of Right of Withdrawal, whichever is later. A written request to Chubb Life together with the Policy will be required. The Policy will be deemed void from the policy date and all premiums paid will be refunded within seven (7) days of receipt by Chubb Life of the request. The registered representative will be required to return any commissions paid in connection with the sale.


         (b) Suicide
             -------


In the event the insured commits suicide, whether sane or insane, within two (2) years of the policy date, Chubb Life's liability will be limited to the return of the premiums paid, less any policy debt and partial surrender/withdrawal. In the event of suicide within two (2) years of the effective date of any increase in Specified Amount (i.e. increase in Specified Amount is set forth in Changes in Existing Insurance Coverage on page seven (7) of the Policy), the only liability of Chubb Life in connection with said increase will be a refund of the cost of insurance for such increase.


         (c) Incontestability
             ----------------


After the Policy has been in force during the lifetime of the insured for a period of two (2) years from its policy date or from the date of application or any medical examination required if later, Chubb Life will not contest the Policy except for an increase in the Specified Amount. This provision does not apply to any benefits provided by a rider which grant disability benefits or an added benefit in the event death results from an accident. Further, Chubb Life will not contest any increase in the Specified Amount after such increase has been in force during the lifetime of the insured for two (2) years following the effective date of said increase.

In the event of contest of the Policy during the first two (2) policy years as to statements made in the original application, the only liability of Chubb Life will be a refund of premiums paid less any policy debt and partial surrender/withdrawal. In the event of a contest during the two years following an increase in the Specified Amount, the only liability of Chubb Life for such increase will be a refund of the cost of insurance for such increase. Any increase will be contestable, within the two (2) year period, only with regard to statements concerning the increase.


    5.   BILLING AND COLLECTION PROCEDURES
         ---------------------------------

Chubb Life will assign a separate seven-digit block of numbers to be used as policy numbers for Flexible Premium Variable Life business. Premium billing notices will be system-generated and will be mailed by Customer Service Department personnel together with billing notices for other types of life insurance. In addition to the unique range of policy numbers, Flexible Premium Variable Life policies will have the message, "Flexible Premium Variable Life" on the billing notices to distinguish them from other types of life insurance contracts.

Flexible Premium Variable Life premiums in response to billing notices will be sent directly to Chubb Life's bank and deposited in Chubb Life's bank account. Unsolicited premiums received at Chubb Life's service center in Chattanooga, Tennessee will be deposited in Chubb Life's account at a local depository bank. Flexible Premium Variable Life pre-authorized check or debit collections will be determined from the Flexible Premium Variable Life Administrative System (VANTAGE-ONE) and subsequently deposited in Chubb Life's bank account.

For convenience, Chubb Life will offer the "List Billing" mode of payment which allows the employer to deduct premiums from the policyowners' pay checks and remit the premiums directly to Chubb Life. All Flexible Premium Variable Life policies, paid as billed, will be entered into the Collection System together with payments on other life contracts. Premium payments not paid as billed will be entered into the VANTAGE-ONE System and checks will be deposited into Chubb Life's account at a local depository bank. When the

VANTAGE-ONE system generated reports are received on the day following the processing of premium payment transactions, the total for deposits other than Flexible Premium Variable Life deposits will be deducted from the total bank deposit. This difference will represent the total Flexible Premium Variable Life deposit, and will be reconciled to the premium clearing entry on the Flexible Premium Variable Life System accounting journal.

Based on the VANTAGE-ONE system-generated report, funds will be transferred from Chubb Life's regular bank account to the divisions of the Separate Account for inclusion in the policyowner's unit holdings.


    6.   CHANGE IN DIVISION ALLOCATION
         -----------------------------


    (a) General
        -------


The policyowner may change the allocation of future premium payments among the General Account and the divisions of Separate Account A by written notice or by telephone, without payment of any fees or penalties. In order to make an allocation change by telephone, the proper authorization form must be on file with Chubb Life. The minimum allocation percentage allowed for the General Account or any division of Separate Account A is five percent (5%) of net premium, unless the allocation percentage is zero.

The allocation change will be processed with an effective date of the date the correctly completed written request is received or the telephone request is received.


    (b) Automatic Portfolio Re-Balancing
        --------------------------------

An Automatic Portfolio Re-Balancing feature is available to Ensemble II policyowners. This feature provides a method for re-establishing fixed proportions between various types of investments on a systematic basis. The policyowner indicates on the applicable authorization form the allocation percentages he or she wishes to maintain among one or more of the divisions and/or the General Account. The allocation is then automatically re-adjusted to this desired allocation on a quarterly, semi-annual or annual basis. The adjustment occurs on a policy's monthly anniversary date in the month in which the transaction is to take place or the next succeeding business day if the monthly anniversary date falls on a holiday or a weekend. There is currently a minimum of 5% per division or General Account. A policyowner may not elect to have Dollar Cost Averaging and Automatic Portfolio Re-Balancing at the same time. Transfers pursuant to adjustments do not count towards the four free transfers or the twenty transfers currently allowed per year. The Company has the right to modify the terms and conditions of the Automatic Portfolio Re-Balancing feature upon 30 days advance notice to policyowners.



    7.   INCOMPLETE ALLOCATION REQUEST
         -----------------------------


If an incomplete written change in premium allocation request is received, future premium payments will be allocated in accordance with the previous valid allocation. A letter requesting a corrected allocation request will be sent to the policyowner within twenty-four (24) hours of receipt of the incomplete allocation request.


    8.   TELEPHONE TRANSFERS, LOANS AND REALLOCATIONS
         --------------------------------------------


Policyowners may request transfers of accumulation value or reallocation of premiums by telephone, provided that the appropriate authorization form is on file with Chubb Life. The authorization form also allows the policyowner to authorize his or her registered representative to request such transaction by telephone. Chubb Life may also, in its discretion, permit loans to be made by telephone, provided that the proper authorization form is on file with Chubb Life. All restrictions which apply to a transfer, loan or reallocation, as outlined in the current prospectus, including any charges, apply to transfers, loans or reallocation by telephone. Any changes which would effect the telephone authorization, including cancellation, will become effective within 3 days after receipt of written notice from the policyowner. Chubb Life will require the policyowner's birthdate and social security number or taxpayer identification number as verification each time the policyowner or registered representative requests a transfer, loan or reallocation by telephone. Chubb Life has the option to confirm directly with the policyowner any telephone transfer or reallocation requests made by the policyowner's authorized registered representative whenever Chubb Life deems it necessary. Currently, Chubb Life does not permit a registered representative to request a loan on behalf of a policyowner. Loan proceeds pursuant to a telephone request will only be mailed to a policyowner's address currently on file with Chubb Life.


    9.   COMBINED REQUESTS
         -----------------


The policyowner may combine requests for changes in the Specified Amount and the death benefit option and requests for partial surrenders/withdrawals. Such combined requests will be considered as a single transaction becoming effective as of the Monthiversary following the date the last of the requests is completed. For example, if the combined request consists of a partial surrender/withdrawal and an increase back to the original Specified Amount, evidence of insurability will be required for the increase portion of this combined request. Due to the length of time of the underwriting process, the partial surrender/withdrawal portion will be delayed until the increase can be processed, to insure maximum benefit coverage at all times. The policyowner may submit combined request for any number or combination or changes not addressed above. These requests will be processed in the order and with timing to ensure fair, reasonable and beneficial treatment relative to the policyowner.



    10.  UNPAID CHECKS
         -------------


When an unpaid item is received, a suspense account will be charged for the amount of the check. The policyowner will be notified in writing of the unpaid item and given ten (10) days to make the payment before any action is taken. The registered representative of record will receive a copy of the letter.

If the item remains open after the 14th day, a premium reversal will be made effective the date of the original premium payment and the General Account of Chubb Life will absorb the gain or loss of this backdated transaction. Commissions paid as a result of the original premium payment will be recovered. If the item is covered within the fourteen (14) day period, the policyowner will receive the investment results effective from the day of the original transaction.


    11.  NOTIFICATIONS
         -------------


Written policyowner notifications will be sent to the policyowner promptly when selected transactions are processed. Transactions which will be documented include, but are not limited to, the following:

         (a) Scheduled premium payments that are billed by direct notice, pre-authorized premium payments and any payment not-paid-as billed
         (b)  Loan Repayments
         (c) Transfers; including the initial allocation transfer from the General Account on the allocation date and dollar cost averaging
         (d)  Premium Reallocations, including portfolio rebalancing
         (e)  Partial Surrenders/Withdrawals
         (f)  Increases or Decreases in Specified Amount

         (g)  Reinstatements
         (h)  Policy Issue
         (i)  Beneficiary/Ownership Changes
         (j)  Assignment/Release of Assignment
         (k)  Refunds
         (l)  Loans
         (m)  Surrenders
         (n)  Lapses
         (o)  First Premium Payments
         (p)  Unpaid Checks


    12.  ROLE OF CHUBB SECURITIES
         ------------------------


Chubb Securities will be responsible for administering the Flexible Premium Variable Life Policy under the guidelines of the various state and federal laws and the rules, regulations, and requirements of the NASD. Chubb Securities' personnel will be registered representatives or principals except for clerical support. The duties to be performed by Chubb Securities include, but are not limited to:

         (a) Approving suitability of applications for insurance and investment in Separate Account A,
         (b) Reviewing certain items identified in 13. and 14., after being processed by the appropriate department in order to insure they were processed correctly.


    13.  ROLE OF CHUBB LIFE POLICY ISSUE AND UNDERWRITING DEPARTMENT
         -----------------------------------------------------------

After an application has been approved for suitability requirements by Chubb Securities, the application is processed by the Underwriting Department for selection of the risk. The Policy Issue Department issues, prepares and mails the completed Policy to the registered representative for delivery to the policyowner.


    14.  ROLE OF CHUBB LIFE CUSTOMER SERVICE DEPARTMENT
         ----------------------------------------------


The Customer Service Department will process the following, based on review and authorization by Chubb Securities:

         (a)  Billings,
         (b)  Premium Collections,
         (c)  Depositing of funds,
         (d) Processing partial surrender/withdrawals, surrenders, loans, transfers, lapses, refunds, reinstatements, loan repayments, and assignments,
         (e) Change of address, unpaid checks, reallocation of funds, and transfer of funds,
         (f) Documenting any items in Number 12 which Chubb Securities is not documenting.
         (g) Beneficiary and ownership changes, increases and decreases in Specified Amount and changes of Policy Type between Option I and Option II.
         (h)  Handling correspondence and inquires,
         (i) Documenting Not-Paid-as-Billed Premium Payments, Transfers of funds, Surrenders, and Reallocations of funds,
         (j) Reviewing and authorizing policyowner requests for refunds, changes of ownership, reallocations of funds, and transfers of funds,

                                      -43-